Novatel Wireless Reports Second Quarter 2016 Financial Results
Company Achieves Third Consecutive Quarter of Improved Profitability
Subscribers for Ctrack® Fleet Management Telematics Solutions Grew at annualized rate of 24% during the Second Quarter
Total Subscribers to the Company’s SaaS, Software and Services Solutions Increased to 557,000 Subscribers
SAN DIEGO—August 3, 2016 -- Novatel Wireless, Inc. (NASDAQ: MIFI), a leading provider of solutions for the Internet of Things (“IoT”), including software-as-a-service (“SaaS”) solutions for the fleet telematics market, announced financial results for the second quarter ended June 30, 2016.
“The momentum for Novatel Wireless’ transformation into a provider of comprehensive IoT solutions continued in the second quarter, with increased high-margin SaaS, software and services revenue. Total subscribers to the Company’s solutions grew to 557,000 during the second quarter, highlighted by 24% annualized growth in subscribers to the Company’s Ctrack fleet management telematics solutions,” said Sue Swenson, Chair and CEO of Novatel Wireless. “SaaS, software and services once again achieved non-GAAP gross margins of more than 74%, representing a record 22% of the Company’s total revenues for the second quarter, and driving the Company to another improved quarter for adjusted EBITDA. With continued emphasis on an improved mix of higher margin revenues, combined with our ongoing focus on expense management, I believe that the Company’s quarterly adjusted EBITDA will double to more than $4 million in the fourth quarter of this year and continue to improve during 2017.”
Second Quarter 2016 Financial Highlights
The Company announced the following U.S. GAAP (“GAAP”) financial results for the second quarter of 2016:

•	Revenue increased by 21.5% to $62.8 million in the second quarter of 2016, compared to $51.7 million in the second quarter of 2015.

•
Revenue from SaaS, software and services increased to $13.7 million in the second quarter of 2016, from $2.4 million in the second quarter of 2015, due to the Company’s continued dedication to growing revenue from SaaS, software and services with solutions focused on IoT, which included the acquisitions of DigiCore Holdings Limited, with its Ctrack® telematics solutions (“Ctrack”), and Feeney Wireless (“FW”) during 2015. Revenue from Ctrack solutions was $15.7 million in the second quarter of 2016, driving revenue from SaaS, software and services to a record 21.8% of the Company’s total revenue in the second quarter of 2016, compared to 4.6% of total revenue in the second quarter of 2015.

•
Revenue from hardware products was $49.1 million in the second quarter of 2016, a decrease of 0.4% from $49.3 million in the second quarter of 2015, as the Company continues to strategically de-emphasize lower margin hardware-only sales in favor of bundled solutions that include higher-margin SaaS, software and services offerings. Revenue from hardware products also declined in the second quarter as a result of the Company’s divestiture of certain hardware modules and related assets in April 2016.

•
Net loss was ($2.7 million), or ($0.05) per share, in the second quarter of 2016, compared to a net loss of ($9.2 million), or ($0.17) per share, in the second quarter of 2015. The net loss for the second quarter of 2016 included a $6.9 million gain in connection with the Company’s divestiture of certain hardware modules and related assets in April 2016, a $2.1 million charge for amortization of the debt discount and debt issuance costs associated with the Company’s convertible notes issued in June 2015, $1.3 million in share-based compensation expense, $0.3 million of restructuring charges, and $1.1 million in acquisition- and divestiture-related expenses.

•	As of June 30, 2016, the Company had cash and cash equivalents of $18.5 million, with no amounts drawn down on its revolving credit facility with Wells Fargo Bank.
The Company also announced the following non-GAAP financial results for the second quarter of 2016. A reconciliation of these non-GAAP financial measures to the Company’s GAAP financial results is included in the tables accompanying this news release:

•
Non-GAAP gross profit increased by 48.8% to $23.8 million in the second quarter of 2016, from $16.0 million in the second quarter of 2015, driven by a combination of increased total revenues and non-GAAP gross margins from the

Company’s Ctrack and FW-branded SaaS, software and services. Overall non-GAAP gross margin increased to a record 37.9% in the second quarter of 2016, compared to 30.9% in the second quarter of 2015, as the Company continued its transition toward an improved mix of higher-margin IoT solutions with significant SaaS and recurring revenue components.

•
Non-GAAP gross margin on SaaS, software and services increased to 74.2% in the second quarter of 2016, compared sequentially to 71.5% in the first quarter of 2016, primarily driven by revenues from high-margin SaaS and software solutions delivered by Ctrack and FW. SaaS, software and services revenues were not a meaningful contributor to the Company’s revenues last year. Non-GAAP gross margin on hardware products declined to 27.8% in the second quarter of 2016, compared to 28.5% in the second quarter of 2015, primarily as a result of increased sales of lower-margin legacy mobile computing products in the second quarter of 2016. The Company’s Ctrack telematics solutions which include a mix of hardware, SaaS and services, generated non-GAAP gross margins of 67.1% in the second quarter of 2016, increasing for the second consecutive quarter since the Ctrack telematics solutions were acquired by the Company in October 2015.

•
Non-GAAP operating expenses were $24.3 million in the second quarter of 2016, compared to $19.3 million in the second quarter of 2015, an increase of 25.9%, due to the acquisitions and integration of Ctrack and FW in 2015. The Company has announced that it is currently implementing restructuring actions intended to improve its strategic focus on its most profitable business lines while de-prioritizing certain hardware-only product lines to non-carrier customers.

•
Adjusted EBITDA increased to $1.7 million in the second quarter of 2016, compared sequentially to $1.3 million in the first quarter of 2016, and also compared year-over-year to ($2.3 million) in the second quarter of 2015. Adjusted EBITDA improved in the second quarter of 2016 due to the Company’s emphasis on growing SaaS, software and services revenue, while also rationalizing the costs associated with its hardware business, in an effort to generate improved performance across multiple areas of the Company. Adjusted EBITDA contributed by Ctrack’s telematics solutions was $2.4 million in the second quarter of 2016.

•
Non-GAAP net loss for the second quarter of 2016 was ($3.4 million), or ($0.06) per share, compared to ($4.3 million), or ($0.08) per share, in the second quarter of 2015, as the Company continues to integrate its two acquisitions from 2015 and transition toward an improved mix of higher-margin IoT solutions with significant SaaS and recurring revenue components.

Other Key Metrics

	Q2-2016	Q1-2016	Q2-2015
Revenue
SaaS, Software and Services Revenue	$13.7 million	$12.8 million	$2.4 million
Non-GAAP Gross Margin	74.2%	71.5%	80.5%
Hardware Revenue	$49.1 million	$54.1 million	$49.3 million
Non-GAAP Gross Margin	27.8%	26.6%	28.5%
IoT Revenue(1)	$23.9 million	$27.0 million	$16.7 million
Non-GAAP Gross Margin	57.8%	49.6%	36.4%
MiFi Revenue(1)	$38.9 million	$39.9 million	$35.0 million
Non-GAAP Gross Margin	25.7%	25.4%	28.2%
Subscribers
Ctrack Fleet Subscribers	174,000	164,000	n/a
Ctrack Non-Fleet Subscribers	215,000	206,000	n/a
FW Subscribers	168,000	164,000	156,000
Total Consolidated Subscribers	557,000	534,000	156,000
_____________________________________________________

(1)
The Company currently places primary emphasis on its mix of SaaS, software and services revenues as compared to its hardware revenues. However, since the Company has historically reported its mix of MiFi (or mobile computing) revenues as compared to its IoT (or M2M) revenues, these metrics are presented as well.

Restructuring Actions to Improve Strategic Focus, Reduce Operating Costs and Improve Profitability
The Company is currently implementing targeted restructuring actions intended to improve its strategic focus on its most profitable business lines while de-prioritizing certain hardware-only product lines to non-carrier customers. The reduced operating costs from these restructuring activities are expected to exceed any associated revenue impact, resulting in operating margin improvements and enhanced profitability. These restructuring actions solely relate to Novatel Wireless employees, and not Ctrack or FW employees, and is precipitated by the Company's strategic intent to transform itself into a subscriber-based business focused on delivering high margin SaaS, software and service solutions for its customers. The Company’s development and sales activities for hardware-only product lines, including its flagship MiFi mobile hotspot products, now will be directed toward its largest carrier customer.
The restructuring activities are expected to yield approximately $8 million of annual cost savings, and include reducing the Company's headcount by 45, or approximately 24% of the total Notavel Wireless workforce (excluding the Ctrack and FW workforces), along with additional strategies to reduce costs. The Company expects to record a restructuring charge of approximately $0.5 million in the third quarter of 2016 as a result of implementing this plan, and expects to achieve the $8 million run-rate of cost reductions in the full fourth quarter of 2016.
“The Company’s restructuring actions are intended to better align our operating costs toward our higher-margin and higher-volume products, including our SaaS, software and service offerings, along with our flagship MiFi mobile hotspot products to our largest carrier customer,” said Sue Swenson, CEO. “Through these efforts, we will be able to drive profitability through all areas of the business, targeting sustained growth in profitability and cash flow.”
Third Quarter Business Outlook
The following statements are forward-looking and actual results may differ materially. Please see the section titled “Cautionary Note Regarding Forward-Looking Statements” at the end of this news release. A more detailed description of risks related to our business is included in the reports filed by the Company with the Securities and Exchange Commission (the “SEC”).
Our guidance for the third quarter of 2016 reflects current business indicators and expectations as of the date of this news release, including current exchange rates for foreign currencies.

Third Quarter 2016 Outlook
Revenue	$60 million - $66 million
Non-GAAP Gross Margin	36.5% - 38.5%
Non-GAAP Operating Expenses	$23.0 million - $25.0 million
Adjusted EBITDA	$1.3 million - $2.3 million
Non-GAAP Net Loss Per Share	$(0.07) - $(0.04)
Weighted-Average Shares Outstanding	approximately 54 million
Our consolidated third quarter outlook above is inclusive of the following anticipated contribution from Ctrack:

Revenue	$15.0 million - $17.0 million
Non-GAAP Gross Margin	63% - 68%
Adjusted EBITDA	$2.0 million - $3.0 million
Conference Call Information
Novatel Wireless will host a conference call and live webcast for analysts and investors today at 5:00 p.m. ET. To access the conference call:

•	In the United States, call 1-844-881-0135

•	International parties can access the call at 1-412-317-6727
Novatel Wireless will offer a live audio webcast of the conference call, which will be accessible from the “Investors” section of the Company's website at www.novatelwireless.com. An audio replay of the conference call will also be available beginning one hour after the call, through August 17, 2016. To hear the replay, parties in the United States may call 1-877-344-7529 and enter access code 10088493#. International parties may call 1-412-317-0088 and enter the same code.

ABOUT NOVATEL WIRELESS
Novatel Wireless, Inc. (Nasdaq:MIFI) is a leading global provider of solutions for the Internet of Things (IoT), including software-as-a-service (SaaS) solutions for the fleet telematics market. Our innovative products and solutions provide anywhere, anytime communications and analytics for consumers and businesses of all sizes, with approximately 174,000 subscribed fleet vehicles for Ctrack among the Company’s 557,000 global subscribers. Novatel Wireless, Inc. is headquartered in San Diego, California. www.novatelwireless.com. @MIFI (Twitter)
Cautionary Note Regarding Forward-Looking Statements
Some of the information presented in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. The information presented in this news release related to our outlook for the third and fourth quarters ending September 30, 2016 and December 31, 2016, respectively, future demand for our products, the expected impact of acquisition and restructuring activities, statements made by Sue Swenson, as well as other statements that are not purely statements of historical fact, are forward-looking in nature. These forward-looking statements are made on the basis of management's current expectations, assumptions, estimates and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. We therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from our expectations.
Factors that could cause actual results to differ materially from the Company’s expectations are set forth as risk factors in the Company's SEC reports and filings and include (1) the future demand for wireless broadband access to data and fleet management software and services, (2) the growth of wireless wide-area networking and fleet management software and services, (3) customer and end-user acceptance of the Company's current product and service offerings and market demand for the Company's anticipated new product and service offerings, (4) increased competition and pricing pressure from participants in the markets in which the Company is engaged, (5) dependence on third party manufacturers and key component suppliers worldwide, (6) the success of the Company’s corporate development activities, including integration of Ctrack and FW and divestitures of lines of business that are not essential to the Company’s strategy, (7) unexpected liabilities or expenses, (8) the Company's ability to introduce new products and services in a timely manner, (9) litigation, regulatory and IP developments related to our products or components of our products, (10) dependence on a small number of customers for a significant portion of the Company’s revenues and (11) the Company's plans and expectations relating to acquisitions, divestitures, strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives, including restructuring activities.
These factors, as well as other factors described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. The Company assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.
Non-GAAP Financial Measures
Novatel Wireless, Inc. has provided financial information in this news release that has not been prepared in accordance with GAAP. Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share exclude restructuring charges, share-based compensation expense, amortization of the debt discount and debt issuance costs associated with the Company’s convertible notes, gains in connection with the Company’s divestiture of certain hardware modules and related assets in April 2016, and charges related to the Company’s acquisition and divestiture activities, including the amortization of the step-up to fair value of finished goods from acquisitions and other compensation expense related to the acquisitions. Adjusted EBITDA also excludes interest, taxes, depreciation and amortization (unrelated to acquisitions and the convertible notes), and foreign currency transaction gains and losses.
Non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures have limitations as an analytical tool and are not intended to be used in isolation or as a substitute for gross profit, gross margin, operating expenses, net loss, net loss per share or any other performance measure determined in accordance with GAAP. We present non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share because we consider each to be an important supplemental measure of our performance.

Management uses these non-GAAP financial measures to make operational decisions, evaluate the Company's performance, prepare forecasts and determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance when planning, forecasting and analyzing future periods. Share-based compensation expenses are expected to vary depending on the number of new grants issued to both current and new employees and changes in the Company's stock price, stock market volatility, expected option term and risk-free interest rates, all of which are difficult to estimate. In calculating non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share, management excludes certain non-cash and one-time items in order to facilitate comparability of the Company's operating performance on a period-to-period basis because such expenses are not, in management's view, related to the Company's ongoing operating performance. Management uses this view of the Company’s operating performance for purposes of comparison with its business plan and individual operating budgets and in the allocation of resources.
The Company further believes that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision-making. The Company believes that the use of non-GAAP gross profit, gross margin, operating expenses, adjusted EBITDA, net loss and net loss per share also facilitates a comparison of our underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results.
In the future, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. The limitations of relying on non-GAAP financial measures include, but are not limited to, the fact that other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative tool.
Investors and potential investors are encouraged to review the reconciliation of our non-GAAP financial measures contained within this news release with our GAAP financial results.
(C) 2016 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless, Ctrack, FW and MiFi names and logos are trademarks of Novatel Wireless, Inc.

###

Investor Relations Contact:

Michael Sklansky
(858) 431-0792
msklansky@nvtl.com

Source: Novatel Wireless, Inc.

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenues:
Hardware	$49,145	$49,272	$103,306	$102,283
SaaS, software and services	13,666	2,395	26,449	2,878
Total net revenues	62,811	51,667	129,755	105,161
Cost of net revenues:
Hardware	35,758	35,775	76,627	76,598
SaaS, software and services	3,815	569	8,707	606
Total cost of net revenues	39,573	36,344	85,334	77,204
Gross profit	23,238	15,323	44,421	27,957
Operating costs and expenses:
Research and development	8,281	9,690	16,306	20,448
Sales and marketing	8,356	4,231	16,109	8,455
General and administrative	9,994	8,988	20,193	14,352
Amortization of purchased intangible assets	976	656	1,904	823
Restructuring charges, net of recoveries	269	—	891	(164)
Total operating costs and expenses	27,876	23,565	55,403	43,914
Operating loss	(4,638)	(8,242)	(10,982)	(15,957)
Other income (expense):
Interest expense, net	(3,907)	(838)	(7,835)	(912)
Other income (expense), net	5,842	(66)	4,546	(83)
Loss before income taxes	(2,703)	(9,146)	(14,271)	(16,952)
Income tax provision (benefit)	(10)	74	321	94
Net loss	(2,693)	(9,220)	(14,592)	(17,046)
Less: Net income attributable to noncontrolling interests	(8)	—	(13)	—
Net loss attributable to Novatel Wireless, Inc.	$(2,701)	$(9,220)	$(14,605)	$(17,046)

Per share data:
Net loss per share:
Basic and diluted	$(0.05)	$(0.17)	$(0.27)	$(0.34)
Weighted-average shares used in computation of net loss per share:
Basic and diluted	53,622,554	53,403,148	53,436,611	49,852,411

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,541	$12,570
Accounts receivable, net	35,515	35,263
Short-term investments	—	1,267
Inventories	34,261	55,837
Prepaid expenses and other	5,942	6,039
Total current assets	94,259	110,976
Property, plant and equipment, net	7,686	8,812
Rental assets, net	6,626	6,155
Intangible assets, net	42,508	43,089
Goodwill	31,119	29,520
Other assets	771	201
Total assets	$182,969	$198,753
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,905	$35,286
Accrued expenses and other current liabilities	35,368	25,613
DigiCore bank facilities	3,541	3,313
Total current liabilities	58,814	64,212
Long-term liabilities:
Convertible senior notes, net	86,684	82,461
Revolving credit facility	—	—
Deferred tax liabilities, net	3,267	3,475
Other long-term liabilities	13,079	18,142
Total liabilities	161,844	168,290
Stockholders’ equity:
Common stock	54	53
Additional paid-in capital	504,990	502,337
Accumulated other comprehensive loss	(5,912)	(8,507)
Accumulated deficit	(478,054)	(463,451)
Total stockholders’ equity attributable to Novatel Wireless, Inc.	21,078	30,432
Noncontrolling interests	47	31
Total stockholders’ equity	21,125	30,463
Total liabilities and stockholders’ equity	$182,969	$198,753

NOVATEL WIRELESS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(2,693)	$(9,220)	$(14,592)	$(17,046)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,635	1,197	7,233	2,393
Amortization of acquisition-related inventory step-up	—	535	1,829	586
Provision for bad debts, net of recoveries	245	(2)	134	(43)
Provision for excess and obsolete inventory	242	93	1,553	299
Share-based compensation expense	1,256	1,183	2,322	1,973
Amortization of debt discount and debt issuance costs	2,111	469	4,223	469
Gain on divestiture and sale of other assets, net of loss on disposal of assets	(6,939)	—	(6,888)	—
Deferred income taxes	(296)	—	(208)	—
Unrealized foreign currency transaction loss, net	900	—	2,071	—
Other	501	—	895	—
Changes in assets and liabilities, net of effects from acquisitions and divestiture:
Accounts receivable	4,080	279	4,458	(5,832)
Inventories	8,743	6,455	12,392	7,904
Prepaid expenses and other assets	449	(387)	(473)	765
Accounts payable	(7,153)	(11,315)	(17,216)	(14,916)
Accrued expenses, income taxes, and other	489	(1,334)	1,499	4,268
Net cash provided by (used) in operating activities	5,570	(12,047)	(768)	(19,180)
Cash flows from investing activities:
Acquisition-related escrow	—	(88,274)	—	(88,274)
Acquisitions, net of cash acquired	(1,875)	—	(1,875)	(9,063)
Purchases of property, plant and equipment	(45)	(502)	(493)	(613)
Proceeds from the sale of property, plant and equipment	30	—	145	—
Proceeds from the sale of divested assets	9,250	—	9,250	—
Proceeds from the sale of short-term investments	1,210	—	1,210	—
Purchases of intangible assets and additions to capitalized software costs	(662)	—	(1,318)	(224)
Net cash provided by (used in) investing activities	7,908	(88,776)	6,919	(98,174)
Cash flows from financing activities:
Gross proceeds from the issuance of convertible senior notes	—	120,000	—	120,000
Payment of issuance costs related to convertible senior notes	—	(3,540)	—	(3,540)
Proceeds from the exercise of warrant to purchase common stock	—	—	—	8,644
Net borrowings on DigiCore bank facilities	201	—	45	—
Net repayments on revolving credit facility	(3,400)	(7,158)	—	(5,158)
Payoff of acquisition-related assumed liabilities	—	—	—	(2,633)
Principal payments under capital lease obligations	(177)	—	(450)	—
Principal payments on mortgage bond	(58)	—	(112)	—
Proceeds from stock option exercises and employee stock purchase plan, net of taxes paid on vested restricted stock units	338	249	329	315
Net cash provided by (used in) financing activities	(3,096)	109,551	(188)	117,628
Effect of exchange rates on cash and cash equivalents	(102)	(185)	8	(214)
Net increase in cash and cash equivalents	10,280	8,543	5,971	60
Cash and cash equivalents, beginning of period	8,261	9,370	12,570	17,853
Cash and cash equivalents, end of period	$18,541	$17,913	$18,541	$17,913

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2016		Six Months Ended June 30, 2016
	Net Income (Loss)	Income (Loss) Per Share	Net Income (Loss)	Income (Loss) Per Share
GAAP net loss	$(2,693)	$(0.05)	$(14,592)	$(0.27)
Adjustments:
Share-based compensation expense(a)	1,256	0.02	2,322	0.04
Purchased intangibles amortization(b)	1,517	0.03	2,946	0.05
Acquisition- and divestiture-related charges(c)	1,134	0.02	3,487	0.07
Convertible senior notes discount and issuance costs amortization	2,111	0.04	4,223	0.08
Restructuring charges	269	0.01	891	0.02
Gain on divestiture of certain hardware modules and related assets	(6,946)	(0.13)	(6,946)	(0.13)
Non-GAAP net loss	$(3,352)	$(0.06)	$(7,669)	$(0.14)

(a)	Includes share-based compensation expense recorded under ASC Topic 718.

(b)	Includes amortization of intangibles purchased through acquisitions.

(c)
Includes professional fees, including legal, due diligence and other related charges for acquisitions and divestitures, as well as the amortization of the step-up to fair value of finished goods acquired through acquisitions.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses
Three Months Ended June 30, 2016
(In thousands)
(Unaudited)

	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Restructuring charges	Acquisition- and divestiture-related charges (c)	Non-GAAP
Cost of net revenues	$39,573	$55	$541	$—	$—	$38,977
Operating costs and expenses:
Research and development	8,281	212	—	—	—	8,069
Sales and marketing	8,356	213	—	—	—	8,143
General and administrative	9,994	776	—	—	1,134	8,084
Amortization of purchased intangibles assets	976	—	976	—	—	—
Restructuring charges	269	—	—	269	—	—
Total operating costs and expenses	$27,876	1,201	976	269	1,134	$24,296
Total		$1,256	$1,517	$269	$1,134

(a)	Includes share-based compensation expense recorded under ASC Topic 718.

(b)	Includes amortization of intangibles purchased through acquisitions.

(c)	Includes professional fees, including legal, due diligence and other related charges for acquisitions and divestitures.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Operating Costs and Expenses to Non-GAAP Operating Costs and Expenses
Six Months Ended June 30, 2016
(In thousands)
(Unaudited)

	GAAP	Share-based compensation expense (a)	Purchased intangibles amortization (b)	Restructuring charges	Acquisition- and divestiture-related charges (c)	Non-GAAP
Cost of net revenues	$85,334	$107	$1,042	$—	$1,829	$82,356
Operating costs and expenses:
Research and development	16,306	461	—	—	—	15,845
Sales and marketing	16,109	423	—	—	—	15,686
General and administrative	20,193	1,331	—	—	1,658	17,204
Amortization of purchased intangibles assets	1,904	—	1,904	—	—	—
Restructuring charges	891	—	—	891	—	—
Total operating costs and expenses	$55,403	2,215	1,904	891	1,658	$48,735
Total		$2,322	$2,946	$891	$3,487

(a)	Includes share-based compensation expense recorded under ASC Topic 718.

(b)	Includes amortization of intangibles purchased through acquisitions.

(c)
Includes professional fees, including legal, due diligence and other related charges for acquisitions and divestitures, as well as the amortization of the step-up to fair value of finished goods acquired through acquisitions.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.

NOVATEL WIRELESS, INC.
Reconciliation of GAAP Loss before Income Taxes to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Loss before income taxes	$(2,703)	$(14,271)
Depreciation and amortization(a)	3,635	7,233
Share-based compensation expense(b)	1,256	2,322
Restructuring charges	269	891
Acquisition- and divestiture-related charges(c)	1,134	3,487
Interest expense, net(d)	3,907	7,835
Other income, net(e)	(5,842)	(4,546)
Adjusted EBITDA	$1,656	$2,951

(a)	Includes depreciation and amortization charges, including amortization of intangibles purchased through acquisitions.

(b)	Includes share-based compensation expense recorded under ASC Topic 718.

(c)
Includes professional fees, including legal, due diligence and other related charges for acquisitions and divestitures, as well as the amortization of the step-up to fair value of finished goods acquired through acquisitions.

(d)	Includes the amortization of the convertible senior notes discount and issuance costs.

(e)
Primarily includes a gain on the divestiture of certain hardware modules and other related assets, partially offset by an unrealized foreign currency loss on an outstanding intercompany loan between Ctrack and one of its wholly-owned foreign subsidiaries, which is re-measured at each reporting period.

See “Non-GAAP Financial Measures” for information regarding our use of Non-GAAP financial measures.